Exhibit 99.1

Bank of Florida Southwest Names James L. Goehler President and CEO

John B. James Named Executive Vice President and
Director of Corporate Risk Management for Bancshares of Florida

          NAPLES, Fla., Nov. 8 /PRNewswire-FirstCall/ -- Bank of Florida Southwest, which provides business and personal banking services throughout Collier County, today announced that James L. Goehler has been appointed President and CEO. John B. James, who was an organizing director of Bancshares of Florida and has served as President and CEO of Bank of Florida Southwest since 2001, was named Executive Vice President and Director of Corporate Risk Management for Bancshares of Florida.

          Mr. Goehler has over 35 years of financial service industry and banking experience in executive management, budgeting, operations, business development and portfolio management roles with leading financial institutions with a strong presence in the Southwest Florida market and throughout Florida. Most recently, he served as Senior Vice President and Chief Administrative Officer for Fifth Third Bank in Naples, Florida, a senior executive for the $8.8 billion bank with 85 branches throughout Florida. Mr. Goehler led the integration of Fifth Third Bank’s purchase of First National Bank of Florida.

          Previously, as Senior Executive Vice President and Chief Operating Officer of First National Bank of Florida, a $5.5 billion bank with 76 branch offices, he was responsible for the development and implementation of profitability and balance sheet growth strategies, mortgage banking operations, branch administration and facilities. Throughout his career, Mr. Goehler has served as City President for AmSouth Bank of Florida in Naples, Florida; President for Mid-State Federal Savings Bank in Ocala, Florida; and Executive Vice President and Chief Financial Officer for First American Savings Bank in Greensboro, North Carolina, among other executive management positions.

          Mr. Goehler is actively involved in a number of Naples-area community and charitable organizations, and has held leadership positions with Naples Area Chamber of Commerce, Economic Development Council of Collier County, United Way of Collier County, Child Protect Team of Collier County and others. He is a 1997 graduate of Leadership Collier and a 2004 graduate of Leadership Florida. A Certified Public Accountant, he earned a Bachelor of Science in Accounting from Akron State University.

          As Executive Vice President and Director of Corporate Risk Management, John James will manage Bancshares of Florida’s organization-wide area of risk management including credit, interest rate, liquidity, pricing, transaction, compliance and strategic risk branding. He will be responsible for reviewing existing, and developing new, risk management policies and establishing formal reporting systems to ensure adequate risk measurement, monitoring and management, and internal controls that meet regulatory and compliance requirements and enhance investor confidence.

          “John has served our company admirably, building our brand and strengthening client relationships in the Southwest Florida market. He is a highly respected member of our executive management team and we are delighted he will continue his career at Bancshares of Florida. He has established a strong foundation from which Jim will be able to use the depth and diversity of his experience in the dynamic Southwest Florida market, especially as we expand into Lee County with the expected opening of our Estero banking office in early 2006. We are confident in Jim’s ability to grow market share and enhance profitability, while ensuring the entire Southwest Florida team delivers on our commitment to serving the evolving needs of our professional, business and high net worth clients,” said Bancshares of Florida President and Chief Executive Officer Michael L. McMullan.

          Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $518-million-asset multi-bank holding company headquartered in Naples, Florida.  It is the parent company for Bank of Florida Southwest and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida, with a banking facility in Boca Raton, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida.  Investor information may be found on the company’s web site, http://www.bankofflorida.com , by clicking on the “Investor Relations” tab.

          Contact: Martin Mahan
                         (239) 254-2100
                         mmahan@bankofflorida.com